Exhibit n

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Experts” and to the incorporation by reference of our report dated April 23, 2010 in the Registration Statement (Form N-2) and related Prospectus and Statement of Additional Information of Nuveen California Dividend Advantage Municipal Fund 3 filed with the Securities and Exchange Commission in this initial filing to the Registration Statement under the Securities Act of 1933.

/s/ ERNST & YOUNG LLP

Chicago, Illinois

January 27, 2011